SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549

                   DEFINITIVE PROXY STATEMENT

 PURSUANT TO SECTION 14A OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant     [X]
Filed by a Party other than the Registrant    []

Check the appropriate box:

[] Preliminary Proxy Statement
[] Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[] Definitive Additional Materials
[] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                      BICO, INC.
           (Name of Registrant as Specified in its Charter)


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      6(i)(2) or Item 22 (a)(2) of Schedule 14a
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[] Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
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        how it was determined):
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                           BICO, INC.
                     2275 SWALLOW HILL ROAD
                      PITTSBURGH, PA 15220



October 23, 2001


Dear Stockholder:

     You are invited to attend a Special Meeting of Stockholders to be held on November 30, 2001 at the Holiday Inn in Washington, PA at 9:00 a.m., Eastern Standard Time.

     The accompanying Notice of Special Meeting and Proxy
Statement provide information about the matter to be acted upon by the stockholders.

     Our Board of Directors appreciates your continued support and urges you to vote FOR the item presented.



Sincerely,




Fred E. Cooper
CEO



                           BICO, INC.
                     2275 Swallow Hill Road
                      Pittsburgh, PA  15220
                     Telephone 412-429-0673

            NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                 TO BE HELD ON NOVEMBER 30, 2001




The Special Meeting of the stockholders of BICO, Inc., a Pennsylvania Corporation will be held at the Holiday Inn, Washington, Pennsylvania, on November 30, 2001 at 9:00 a.m., local time, for the following purpose:

1. To amend our Articles of Incorporation, as amended; to increase the number of authorized shares of common stock to 4,000,000,000, as set forth in the proxy statement.

                              By Order of the Board of Directors



                              Anthony J. Feola, Secretary



Date:  October 23, 2001



PLEASE NOTE: ONLY BONA FIDE STOCKHOLDERS WILL BE ADMITTED TO THE
 SPECIAL STOCKHOLDERS MEETING; PHOTO IDENTIFICATION AND PROOF OF
OWNERSHIP AS OF THE RECORD DATE WILL BE REQUIRED FOR ADMITTANCE.


If you can't attend the Special Meeting in person, you should fill out and mail the enclosed proxy card as soon as you can to:
Proxy Tabulation Dept., Mellon Investor Services, 44 Wall Street, 6th Floor, New York, New York 10005. We'd appreciate your prompt response via proxy. For your vote to count, you need to return your proxy card by November 29, 2001. You can change your vote by either: sending a written notice to our secretary, Anthony J. Feola; by sending a new proxy with a later date; or by coming to the meeting and changing your vote in person.




                           BICO, Inc.
             The Bourse, Building 2500, Second Floor
         2275 Swallow Hill Road | Pittsburgh, PA  15220
              (412) 429-0673   FAX  (412) 279-1367


                           BICO, INC.

    We plan to mail this Proxy Statement by October 29, 2001


                         PROXY STATEMENT
               FOR SPECIAL MEETING OF STOCKHOLDERS
                        November 30, 2001

     Our board of directors sent this proxy to you. If you send in your proxy card and want to change your vote, you can do so in one of three ways:

     (1) Send a written notice to our secretary, Anthony J. Feola at our address noted above
     (2)  Send a new proxy with a later date than the first one
     (3)  Come to the meeting and change your vote in person.


     We're paying for all the costs and expenses to send this proxy to you. Those costs include reimbursements to other people who send proxies for us.

     September 4, 2001 was the record date for this meeting. Record date means that only the people who owned our stock on September 4, 2001 are allowed to vote at this meeting and get this proxy. Each share of our common stock is entitled to one vote. We had 2,450,631,119 shares outstanding as of that record date.


          SOLICITATION OF PROXIES AND VOTING PROCEDURES

     Our board of directors is soliciting this proxy. We are paying the expenses of this solicitation, including the cost of preparing, handling, printing and mailing the notice of special meeting, proxy and proxy statement. We estimate that it will cost about $200,000. Part of that total includes fees we'll pay to Mellon Investor Services, our registrar and transfer agent, for its assistance in the solicitation of proxies. We'll also reimburse brokers and other persons holding shares in their names or those of their nominees for their expenses for sending proxy materials to stockholders and obtaining their proxies.

     We urge you to specify your choice, date, and sign and
return the enclosed proxy in the enclosed envelope.   We'd
appreciate your prompt response. Each share of our common stock outstanding as of the record date is entitled to one vote on each matter submitted to the stockholders for a vote at the meeting. The matters submitted to a vote at the meeting will be decided by the vote of a majority of all votes cast in person or by proxy at the meeting. Abstentions will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum, but will not be considered as votes cast in determining whether the stockholders have approved a matter. If a broker or other record holder or nominee indicates on a proxy that it does not have authority as to certain shares to vote on a particular matter (commonly referred to as "broker non-votes"), those shares will not be considered as present and entitled to vote with respect to that matter.

Transfer Agent

     Mellon Investor Services in New York, New York acts as our registrar and transfer agent for our common and preferred stock.
We act as our own warrant registrar transfer agent.


                    DESCRIPTION OF SECURITIES

   Our authorized capital currently consists of 2,500,000,000 shares of common stock, par value $.10 per share and 500,000 shares of cumulative preferred stock, par value $10.00 per share.

Preferred Stock

   Our Articles of Incorporation authorize the issuance of a maximum of 500,000 shares of cumulative convertible preferred stock, and authorize our board of directors to define the terms of each series of preferred stock.

     As of September 30, 2001, we had no outstanding shares of preferred stock.

Common Stock

     Holders of our common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. Holders of our common stock do not have cumulative voting rights, and therefore the holders of a majority of the shares of common stock voting for the election of directors may elect all of the directors, and the holders of the remaining common stock would not be able to elect any of the directors. Subject to preferences that may be applicable to the holders of our preferred stock, if any, the holders of our common stock are entitled to receive dividends that may be declared by our board of directors.

     In the event of a liquidation, dissolution or winding up of our operations, whether voluntary or involuntary, and subject to the rights of any preferred stockholders, the holders of our common stock would be entitled to receive, on a pro rata basis, all of our remaining assets available for distribution to our stockholders. The holders of our common stock have no preemptive, redemption, conversion or subscription rights. As of September 30, 2001, we had 2,450,631,119 shares of our common stock outstanding.

Dividends

   We have not paid cash dividends on our common stock, with the exception of 1983, since our inception. We do not anticipate paying any dividends at any time in the foreseeable future. We expect to use any excess funds generated from our operations for working capital and to continue to fund our various projects.

   Our Articles of Incorporation restrict our ability to pay cash dividends under certain circumstances. For example, our board can only declare dividends subject to any prior right of our preferred stockholders to receive any accrued but unpaid dividends. In addition, our board can only declare a dividend to our common stockholders from net assets that exceed any liquidation preference on any outstanding preferred stock.

Subordinated Convertible Debentures

   From time to time, we issue subordinated convertible debentures that have a one-year term. The debentures earn interest and are convertible into shares of common stock. Our debenture holders cannot vote at this meeting. Only our stockholders can vote.

   As of September 30, 2001, we had no debentures outstanding.

Employment Agreement Provisions Related to Changes in Control

   We have employment agreements with change in control provisions with the following officers: Fred E. Cooper, Anthony
J. Feola, Glenn Keeling, Michael P. Thompson, and one non-executive officer. The agreements provide that in the event of a "change of control," we must: issue to Mr. Cooper shares of common stock equal to 5%; issue to Mr. Feola 4%; issue to Mr. Keeling 3%; and issue to Mr. Thompson and the one non-executive officer employee 2% each of our outstanding shares of common stock. For purposes of these agreements, a change of control is deemed to occur: when 20% or more of our outstanding voting stock is acquired by any person; or when 1/3 or more of our directors are not continuing directors, as defined in the agreements; or when a controlling influence over our management or policies is exercised by any person or by persons acting as a group within the meaning of the federal securities laws.

Warrants

     As of September 30, 2001, we had outstanding warrants - most of which are not currently exercisable - to purchase 95,196,560 shares of our common stock. These warrants have exercise prices ranging from $.015 to $3.20 per share and expiration dates through August 10, 2006, and are held by members of our scientific advisory board, certain employees, officers, directors, loan guarantors, and consultants. As of September 30, 2001, many of our outstanding warrants were not currently exercisable - 85,996,898 warrants were subject to a lock-up arrangement where the warrant holders agreed not to exercise them until January 2002.

   Holders of warrants are not entitled to vote, to receive dividends or to exercise any of the rights of the holders of shares of our common stock for any purpose until the warrant holder properly exercises the warrant and pays the exercise price.

                  MARKET PRICE FOR COMMON STOCK

     Our common stock trades on the electronic bulletin board under the symbol "BIKO." On October 22, 2001, the closing bid price for the common stock was $.039 per share. The following table sets forth the high and low bid prices for our common stock during the calendar periods indicated, through September 30, 2001. Because our stock trades on the electronic bulletin board, you should know that these stock price quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and they may not necessarily represent actual transactions.


Calendar Year                    High            Low
and Quarter

1998            First Quarter    $ .250          $ .0937
                Second Quarter   $ .1875         $ .0313
                Third Quarter    $ .359          $ .0313
                Fourth Quarter   $ .126          $ .049

1999            First Quarter    $ .084          $ .049
                Second Quarter   $ .340          $ .048
                Third Quarter    $ .125          $ .070
                Fourth Quarter   $ .099          $ .050

2000            First Quarter    $1.050          $ .051
                Second Quarter   $ .400          $ .160
                Third Quarter    $ .184          $ .12
                Fourth Quarter   $ .122          $ .049

2001            First Quarter    $ .1355         $ .05
                Second Quarter   $ .072          $ .037
                Third Quarter    $ .057          $ .01

     As of September 4, 2001, we had approximately 135,400 holders, including those who hold in street name, of our common stock, and no holders of our preferred stock.


                     SELECTED FINANCIAL DATA

                    YEARS ENDED DECEMBER 31st

                   2000         1999         1998         1997         1996
Total Assets    $21,930,070  $15,685,836  $ 9,835,569  $12,981,300  $14,543,991

Long-Term
 obligations    $ 2,211,537  $ 1,338,387  $ 1,412,880  $ 2,697,099  $ 2,669,727

Working Capital $   754,368  $ 4,592,935 ($ 9,899,008) $   888,082  $ 1,785,576

Preferred Stock $         0  $   720,000  $         0  $         0  $         0

Net Sales       $   340,327  $   112,354  $ 1,145,968  $ 1,155,907  $   597,592

TOTAL REVENUES  $   345,874  $   165,251  $ 1,196,180  $ 1,260,157  $   600,249

Other Income    $   589,529  $ 1,031,560  $   182,033  $   165,977  $   176,478

Warrant
  Extensions    $ 5,233,529  $ 4,669,483  $         0  $ 4,046,875  $ 9,175,375

Benefit (Provision)
  for Income
  Taxes         $         0  $         0  $         0  $         0  $         0

Net Loss       ($42,546,303)($38,072,578)($22,402,644)($30,433,177)($24,045,702)

Net Loss per
  Common Share:
    Basic             ($.04)       ($.05)       ($.08)       ($.43)       ($.57)
    Diluted           ($.04)       ($.05)       ($.08)       ($.43)       ($.57)

  Cash Dividends
   per share:
    Preferred          $  0         $  0         $  0         $  0         $  0
    Common             $  0         $  0         $  0         $  0         $  0



     For more information, you should read our Form 10-K for the year ended December 31, 2000, which you can get from us by following the directions on the last page of this proxy.

             INCREASE IN NUMBER OF AUTHORIZED SHARES

     Our Articles of Incorporation, as amended, authorize the issuance of 2,500,000,000 shares of common stock, par value $.10
per share.   As of September 30, 2001 we had 2,450,631,119 shares
of our common stock outstanding, plus currently exercisable warrants to purchase 9,199,662 shares of our common stock.

     All our shares of common stock will be equal to each other with respect to liquidation rights and dividend rights and there are no preemptive rights to purchase any additional shares of common stock.

     In the event of a liquidation, dissolution or winding up of our operations, whether voluntary or involuntary, and subject to the rights of any preferred stockholders, the holders of our common stock would be entitled to receive, on a pro rata basis, all of our remaining assets available for distribution to our stockholders.

          We have not paid cash dividends on our common stock, with the exception of 1983, since our inception. We do not anticipate paying any dividends at any time in the foreseeable future. Our Articles of Incorporation restrict our ability to pay cash dividends under certain circumstances. For example, our board can only declare dividends subject to any prior right of our preferred stockholders to receive any accrued but unpaid dividends. In addition, our board can only declare a dividend to our common stockholders from net assets that exceed any liquidation preference on any outstanding preferred stock. Our board of directors unanimously approved a resolution to propose that the stockholders increase the number of authorized shares of common stock to 4,000,000,000 by amending our Articles of Incorporation.

     Our shareholders have already authorized significant increases in the number of our authorized shares of common stock over the last several years. Because we have not been able to generate any significant cash from operations we have historically funded our activities by issuing stock to raise capital. In 1996, we had 60 million shares authorized, and that number has increased every year since then:

     Our shareholders approved an increase to 100 million shares in February 1997;

     Our shareholders approved an increase to 150 million shares in September 1997;

     Our shareholders approved an increase to 300 million shares in February 1998;

     Our shareholders approved an increase to 600 million shares in June 1998;

     Our shareholders approved an increase to 975 million shares in March 1999;

     Our shareholders approved an increase to 1.7 billion shares in February 2000;

     Our shareholders approved an increase to 2.5 billion shares in May 2001; and

     We're now asking you to approve another increase to 4 billion shares.

  Each time we ask our shareholders to approve an increase in the number of authorized shares and we have to sell those new shares to fund our operations, it dilutes the ownership of our existing stockholders. However, until we have other sources of funds, like material revenues from our projects, it's the only way we can raise money to continue operations. If we do not achieve sufficient cash flow from operations we may need to ask our stockholders for another increase in the number of shares authorized.

     If you approve the increase, our board of directors will be able to authorize the sale of those shares without your additional approval. Our board will have the ability to use the shares to raise more capital to fund our operations and research and development projects, to invest in other companies that already generate revenues or have short-term revenue-generating potential, or to support the capital needs of our current projects. Our board will authorize our management to use any funds raised to fund existing or new research and development projects, or other investments, as our management determines is in the best interest of our company. We know that we will need to sell new shares - we just don't know if we'll have to sell all
of them, or how much we'll receive.   As of the date of this
proxy, we plan to sell convertible preferred stock and/or convertible debentures in a private placement on a best-efforts basis, as we've done in the past.

     In 1998, we issued over 280 million shares from convertible debentures;

     In 1999, we issued over 515 million shares from convertible debentures;

     In 2000, we issued over 93 million shares from convertible debentures and convertible preferred stock; and

     In 2001, we issued over 297 million shares from convertible debentures.

     Those new convertible securities will not be and have not been registered under the federal securities laws and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. Currently, we expect that the convertible debentures or preferred stock will be similar to prior sales - they will be convertible into common stock after a holding period, at a discount to the market price at the time of conversion, and will not have a minimum conversion price. The convertible debentures and/or preferred stock will not be secured and we will have the right to redeem them. When we sell these convertible securities, it could cause our stock price to fall significantly, and we don't have any control over that. Factors including the timing of conversions, the downward pressure on our stock price, and the additional number of shares needed for conversion with no limit all contribute to the downward pressure on our stock price. In addition, although the purchasers of our convertible preferred stock agree not to sell our stock short, if other investors sell short, it will further
contribute to the decline of our stock price.   In the past few
years, we've sold both convertible securities and common stock in various offerings, all of which were on a best-efforts basis:

     We registered 800 million shares of common stock in the third quarter of 2001;

     We registered approximately 431 million shares in the third quarter of 2000, which included both common stock and conversion shares for convertible preferred stock and convertible debentures;

     We registered 375 million shares of common stock in the second quarter of 1999; and

     We registered 200 million shares of common stock in the last quarter of 1998.

     Selling more of these convertible securities will further dilute your ownership in our stock, but until we find another way of raising significant funds, we must continue to sell our stock. We are making progress in our quest to generate revenues, and we have received some contracts during the last several months:

          Our Biocontrol Technology division received a $1.5 million manufacturing contract from the U.S. Army, and $238,000 manufacturing contract from a private company. We believe the U.S. Army contract will generate $1.5 million in revenue during the first year, beginning in the 4th quarter of 2001, with additional revenue for two additional years; we filed a copy of that contract as an exhibit to our Form 8-K/A filed October 15, 2001.

          Petrol Rem received a distribution agreement for approximately $125,000 per year from Alaskan oil spill clean-up company called F.R.O.G. to distribute Petrol Rem products. The contract has an initial term of one year, with automatic renewals on a yearly basis. Due to recent international events, including the September 11th tragedy, the Alaskan company has been focused on other matters, and they've told us that they hope to begin selling our products within the next month. Through Tireless, LLC, we received a sub-contract to help clean up tire piles in Ohio. We began that project at the beginning of October, and we'll begin billing for our services at the end of the month. We believe the Tireless sub-contract could generate revenue of at least $500,000 over the next year based on our equipment's capacity to shred tires over the one-year period of the contract. In addition, INTCO is generating revenue and income - since Petrol Rem owns 51% of INTCO that also helps our financial situation.

          On October 16, 2001, we announced that consolidated revenue for the 3rd quarter of 2001 was approximately $1.8 million. The revenue was generated primarily by Petrol Rem and its subsidiary, INTCO - they had revenue of over $1.6 million.

          ViaCirq is still negotiating a contract with China's Phoenix Hospital Management to form a joint venture that would bring in funds for ViaCirq. The tragic events of September 11, 2001 have further delayed the travel and communication necessary to finalize the transaction.

          Rapid HIV Detection Corp is receiving purchase orders for its rapid HIV testing kits, including an order for 14,000 tests from Walter Reed Army Institute of Research in August - Walter Reed ordered additional 1,200 tests in October. So far, Rapid HIV has only generated minimal revenues of approximately $38,000, primarily from sales of the InstantScreen test. We discuss Rapid HIV later in this section.

     Despite our progress, our management believes that, until full-scale manufacturing of the noninvasive glucose sensor begins, or the sale of our other products generate significant revenues - revenues which exceed our expenses and generate income and positive cash flow- we don't presently have alternative means to raise additional funds. For example, since we began our Petrol Rem and ViaCirq projects, through December 31, 2000 we've spent $13.9 million and $15.6 million, respectively, and only realized revenues of $1,150,000, and $122,500, respectively for the first six months of 2001 -from each of those projects. Because the market price for our stock has remained low it has been necessary to sell more shares than originally anticipated in order to raise sufficient capital; therefore, our management and our board believe that it's necessary to authorize more shares.

     The proposal to increase the number of authorized shares is part of our management's long-term plan to continue funding our existing and future research and development projects, and to fund manufacturing start-up of the noninvasive glucose sensor. Any future sale of additional shares, whether in a public or private offering, will dilute your holdings. Our management has no current specific plans for any proceeds received from the future sale of the additional shares, but may use any proceeds to continue funding our operations, existing research and development projects, manufacturing, and other unrelated projects which they believe are in the best interest of our company.
Those projects are risky, and our management can't assure you that any project will be successful or profitable.

     During the past several years, we have invested in companies we believe will generate revenue. In 2000, we invested approximately $1.25 million in INTCO, an environmental clean-up company. INTCO is part of our Petrol Rem subsidiary, and is
generating revenues and income   INTCO was generating income when
we acquired our interest in 2000, and its internal financial information shows net income of approximately $287,000 from January 1, 2001 through August 31, 2001. INTCO was the primary reason for Petrol Rem's increased revenues in 2001; INTCO's revenues aggregated approximately $1.1 million during the first two quarters of 2001. In 2000, we also invested in Tireless LLC, which is another part of our Petrol Rem operations. We provided Tireless with $455,000 in working capital, and to date Tireless has not generated any revenues.

     We've also invested in other companies over the last few years because our management believes they will either generate revenues, or will bring strength and support to our diabetes-related projects. Four of those companies, MicroIslet, Inc., and Diabecore Medical Inc, which are research and development companies, plus American Inter-Metallics, Inc., and Insight Data Link, are unconsolidated subsidiaries, none of which have any revenues to date. Beginning in 1999 and through June 30, 2001, we've invested a total of approximately $3.6 million in those four companies. We don't currently anticipate increasing our investment in any of them. We loaned $110,000 to the principal of American Inter-Metallics in order to assist that company in closing a transaction, which will generate revenues. The transaction involves the creation of a distribution system in Europe to sell American Inter-Metallic's products and generate
revenue.   As of the date of this filing, American Inter-
Metallics informed us that they are in the final stages of closing that transaction and they expect to repay the loan within the next month. We don't intend to make any additional loans or investments in connection with American Inter-Metallics. Through our subsidiary Petrol Rem, we've also loaned money to Practical Environmental Solutions, Inc., a Pennsylvania company that acquired technology used to safely convert municipal sludge to recyclables that comply with state and federal environmental laws. Petrol Rem has loaned a total of $3.1 million to Practical Environmental as of June 30, 2001. Practical Environmental has made interest payments on the amount due. The loan, which was originally due on August 31, 2001 has been extended until January 31, 2002; no principal payments have been made to date. Our management is considering whether to convert all or part of that loan to an equity investment - they are making that decision because Practical Environmental is willing to make that conversion and because Practical Environmental has been generating revenues since January 2001. As of September 30, 2001, Practical Environmental's internal financial information shows revenues of $426,000; they are still operating at a loss. We don't currently intend to make any additional loans or investments in Practical Environmental, except for the possible conversion of the existing loan to equity.

      In 2001, we formed Rapid HIV Detection Corp. to market rapid HIV tests. Those rapid HIV tests include:

        InstantScreen, which is the initial test for HIV;

        InstantConfirm, which is used to verify all positive results; and

        InstantDifferentiate, which indicates whether the patient has HIV-1 or HIV-2. HIV-1 is the most common form of HIV; HIV-2 is a less aggressive form found in some parts of the world, including West Africa.

     The InstantScreen test takes 30 seconds to produce results. Only a few drops of blood are needed, and the blood is drawn with a finger prick, rather than intravenously with a needle and vial of blood. No additional material or special knowledge is needed to administer the test, and only elementary level reading skills are required. The test can be produced in different formats, depending upon whether it will be used in a doctor's office, hospital or in the field.

     The InstantConfirm test takes about 8 minutes to perform and is the first rapid HIV test to use the Western-Blot type HIV confirmation technology. The Western-Blot is recognized as the gold standard of HIV confirmation. This phase of the test is critical, since false-positive results have been a significant historical problem with HIV testing.

     The InstantDifferentiate is used if the patient tests positive for HIV, in order to determine whether the patient is infected with HIV-1 or HIV-2. HIV-2 is a less aggressive form of HIV that causes AIDs after a longer period of time than HIV-1, and is prevalent in certain parts of the world, including West Africa.

     In order to acquire the exclusive, world-wide marketing rights to the rapid HIV tests, we entered into a marketing agreement with GAIFAR, a German company which owned all the rights to the tests, and Dr. Heinrich Repke, the man who developed the tests. The marketing rights were assigned to Rapid HIV Detection Corp - we own 75% and GAIFAR owns 25% of Rapid HIV's common stock. GAIFAR retained the manufacturing rights for
the tests.   We entered into the agreement in June 2001 and
acquired the marketing rights at that time. The initial terms of the agreement allowed us a due diligence period of 8 weeks to withdraw from the agreement, but in July, all the parties agreed to extend that date until October 15, 2001. The parties also agreed that we would need to provide a copy of a resolution signed by our board of directors approving the contract. In October, we completed our due diligence period and our board provided their unanimous resolution, making the marketing agreement fully effective, which means that we no longer have a
right to withdraw.   The marketing agreement, which we filed as
an exhibit to a Form 8-K filed October 15, 2001, has a minimum ten-year term and calls for total payments of $7,000,000 through the 3rd quarter of 2002. When the marketing agreement became effective in October 2001, all funds previously loaned were applied to the total $7 million consideration. The original agreement called for a loan in the amount of $500,000 to the owner of the rapid HIV tests and technology, but we agreed to loan another $125,000 during the 2nd quarter while we continued our due diligence, so the total loans were $625,000 as of June 30, 2001. During the 3rd quarter of 2001, we loaned an additional $375,000 while we completed our due diligence; therefore, the total loan amount applied to the $7 million total
due was $1 million.   That loan was made part of the
consideration we paid to acquire the exclusive worldwide marketing rights to the rapid HIV tests and technology, and is now part of our investment in Rapid HIV. The remaining $6 million in payments are due from October 20, 2001 through August 20, 2002. The payments include a range of $125,000 per month for the 3 months from October- December 2001 to $1 million per month
for the 4 months from April - July of 2002.   The original
marketing agreement provided for payments through the 2nd quarter of 2002, and we renegotiated for a longer payment period in October 2001.

     We will be using some of the proceeds from selling the stock proposed in this proxy to make future payments under the marketing agreement, unless we can generate enough revenue from selling the rapid HIV tests to cover the payments. If we fail to make the payments when they are due, we will lose the marketing rights. Our management entered into the Marketing Agreement and plans to spend that money because they believe that the tests are superior, and that we will be able to sell them to generate revenue. The tests are priced according to the quantities purchased and the purchaser's intended use. For example, InstantScreen tests are priced at $5 or less - we plan to charge a research facility, like Walter Reed, less than $5, and charge commercial users closer to $5, depending upon the quantity. The InstantConfirm and InstantDifferentiate tests will probably be sold together, and we plan to charge between $12-15 for that package.

     Based on studies conducted by various health institutions, which are summarized in the next two bullet points, our management believes investing in Rapid HIV is in the best interest of our company:

         In approximately 200 tests performed by the Noguchi Memorial
          Institute for Medical Research in Ghana, as well as 250 samples in an evaluation by the World Health Organization, and 150 samples evaluated by the National Institute for Virology in South Africa, our rapid HIV test performed with 100% accuracy.

         Walter Reed Army Institute of Research completed its own evaluation of the our rapid HIV test - in nearly 600 samples, our rapid HIV test showed perfect results - 100% sensitivity and 100% specificity.

Our management also believes that investing in Rapid HIV is a good use of our company's funds because they believe that our rapid HIV tests are superior overall to other available tests, including Determine, Oraquick and Medmira:

          One significant problem with other tests is that they have not performed as well in the field as they have in a laboratory. Our Rapid HIV tests can be used anywhere. This enables us to take the tests directly to the people who need it, rather than trying to convince them to travel distances to laboratories or hospitals.

          Another significant problem with HIV testing on a massive scale is time - only a rapid HIV test will work. The speed of our tests allows each patient to receive results immediately, without leaving the test site. Tests that require the patient to leave samples and return for them later not only jeopardize confidentiality - but those tests are also susceptible to an alarming but common occurrence - patients who never return for their test results.

          Our test does not require refrigeration and contains compounds that destroy the HIV cells and other infectious cells contained in test sample. Those cells are destroyed by one of the chemical agents included in the test solution for that purpose - those chemical agents can only destroy the cells in the test sample, and cannot help to cure HIV. This means our tests can be discarded without further sterilization or the need for toxic waste treatment.

          The result of our test can be permanently attached to the patients' file, allowing the patient to provide his HIV status at any time.

          Our tests are affordable - we plan to charge $5 or less in most instances for the InstantScreen test.


     Although our initial focus is marketing our rapid HIV tests outside the United States, we are also pursuing FDA approval to sell the test in the U.S. GAIFAR and Dr. Repke began the FDA process in November 2000 and we are currently working with GAIFAR to design the trials needed for a full submission. Our past experience with the FDA indicates that it will not be a quick or easy process. We began trying to obtain FDA approval for our noninvasive glucose sensor in 1994, and we still don't have FDA approval. We've conducted several sets of clinical trials in our effort to obtain FDA approval for our noninvasive glucose sensor, and the trials we began in October 2000 are continuing. We have not received any revenue from our noninvasive glucose sensor since 1999.


     Except for the transactions we discussed in this section, we don't have any specific plans to invest in other companies through acquisitions or joint ventures, or other investments at this time.

     We also plan to use the proceeds from selling our stock to help continue to fund our various projects. For example, our research and development expenses increased to $6.6 million in 2000 from $4.4 million in 1999. Most of our research and development expenses are incurred in connection with our noninvasive glucose sensor project, which is still in the clinical trials designed and conducted by Joslin Diabetes Center in connection with our efforts to obtain FDA approval.

     We also have payments due in connection with the settlement of our class action lawsuit. We agreed to pay a total of $3.45 million to settle the lawsuit; we made a payment of $2,150,000 in September 2001. The parties agreed to extend the payments due on the last $1.3 million payment, plus an additional $225,000 for extending the payment due dates. We made two payments of $500,000 each in October and plan to make a $525,000 payment in November. We plan to use the proceeds from selling some of our new stock to make the final payment.

     Part of any proceeds we receive from selling our stock will also be used for general and administrative expenses, including salaries and bonuses. In 2000, we paid our executive officers and directors a total of approximately $3,768,000, which includes all payments from not only BICO, but also all of our subsidiaries. In the first quarter of 2001, we had to pay David
L. Purdy approximately $900,000 when he left BICO. We've replaced him with someone who earns less than Mr. Purdy. Other than that payment to Mr. Purdy, which we already made, we don't expect executive compensation to increase during 2001.

     In the past, we made loans to certain officers and directors for the reasons we discuss in the Loans section of this proxy - the primary reason was to refinance loans secured by BICO stock, so the stock wouldn't have to be sold. We believe that if our officers had been forced to sell their stock, and to disclose the sale, it would have hurt our stock price because many people view insider stock sales as a negative message. We haven't made any similar loans since 1999, and we don't plan to make any more loans at the present time.

     Although our stockholders approved a reverse stock split of up to one for twenty in June 1998, we have no current plans to conduct a reverse stock split.

     Our common stock trades on the electronic bulletin board. Until late 1998, we traded on the Nasdaq Small-Cap market. In 1998, Nasdaq implemented new requirements to trade on the Small-Cap market, including a $1 minimum price per share. Since our stock trades at less than $1 per share, we were delisted. Our stock continues to trade with acceptable trading volume on the electronic bulletin board. Although our overall stock price has declined over the past several years - as you can see from the Market Price for Common Stock section - we don't believe the declining price of our stock has much to do with our delisting from Nasdaq. Rather, we believe it is due in part to the increasing number of authorized shares as well as the reality that we need to continue to sell our stock to fund operations, and the dilutive impact of those facts.

     Our board of directors unanimously recommends that you approve the proposal to amend our Articles of Incorporation to increase the number of our authorized shares of common stock to
4,000,000,000.   We need a majority to approve the increase.  If
you don't specify any vote and you send in a properly executed proxy, your stock will be voted in favor of the increase.

OUR BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL.

RECENT DEVELOPMENTS

In July 2001, we filed a registration statement on Form S-3 to conduct an offering of 800 million shares of our common stock at $.04 per share on a best-efforts basis. Because the price of our stock fell below $.04, we were unable to sell at that price and we raised $9,900,000 in late July and early August by selling 769,410,099 shares of stock at an average price of approximately $.013 per share to a small number of institutional or accredited investors. Sales to these investors occurred at prices determined based on a formula, disclosed to those investors, which called for shares to be sold at 88% of the average closing bid price over a period of several days following the investor's
commitment.    In Note J to our Form 10-Q for the quarter ended
June 30, 2001, we disclosed that we had issued 409,100,387 shares from subscriptions of $5,650,000 - after that Form 10-Q was filed, we issued an additional 360,309,712 shares from
subscriptions of $4,250,000.   We initially raised $11,164,000
from the sale of common stock subscriptions, but we cancelled $1,254,000 in commitments from our investors because our stock price was so low, so we raised a net total of $9,900,000 by issuing 769,410,099 shares. We filed an amendment to Note J of our Form 10-Q on October 24, 2001 to reflect that updated information. In mid-August, following these sales, we filed a post effective amendment to the registration statement indicating that we would offer the shares at $.015. Neither our registration statement nor our post-effective amendment correctly reflected the pricing of the offering to the accredited investors. We have been advised by counsel that it is not likely that we would face liability from initial investors in the offering. We are uncertain what effect, if any, our incorrect disclosure regarding the terms of the offering may have had on secondary market transactions, and whether there may be a basis to assert any claims against us by purchasers or sellers of our stock other than the initial investors, or the amount of any possible claims. If there are any successful claims, we would need to use proceeds from the new shares we're asking you to approve to address those claims.


                DIRECTORS AND EXECUTIVE OFFICERS

Name                 Age      Director               Position
                               Since

Fred E. Cooper       56        1989              Chief Executive Officer,
                                                 Executive Vice President,
                                                 Director

Anthony J. Feola     53        1990              Chief Operating Officer,
                                                 Director

Michael P. Thompson  51                          Chief Financial Officer

Glenn Keeling        50        1991              Senior Vice President,
                                                 Director

Ben Johnson          57                          Executive Vice President

Stan Cottrell        58        1998              Director

Paul W. Stagg        54        1998              Director


FRED E. COOPER, 56, is our chief executive officer, executive vice president and a director; he devotes approximately 60% of his time to BICO, and 40% to Diasense. Prior to joining us, Mr. Cooper co-founded Equitable Financial Management, Inc. of Pittsburgh, PA, where he was the executive vice president until
he left in August 1990.   Our board of directors appointed him
chief executive officer in January 1990. He is also an officer and director of Diasense and Rapid HIV Detection Corp., and a director of Petrol Rem and Coraflex.

ANTHONY J. FEOLA, 53, is our chief operating officer; he rejoined BICO in April 1994, after serving as Diasense's vice president of marketing and sales from January 1992 until April 1994. Prior to January 1992, he was our vice president of marketing and sales. Prior to joining us in November 1989, Mr. Feola was vice president and chief operating officer with Gateway Broadcasting in Pittsburgh in 1989, and national sales manager for Westinghouse Corporation, also in Pittsburgh, from 1980 until 1989. He was elected a director in February 1990, and also serves as the secretary of Rapid HIV Detection Corp. and a director of Diasense, Coraflex, and Petrol Rem.

MICHAEL P. THOMPSON, 51, joined BICO as our interim chief financial officer in August 2000, and was elected our chief financial officer by our board of directors in January 2001. Prior to joining us, he was a partner in Thompson Dugan, P.C., the CPA firm that served as our outside auditors until August 2000, when Mr. Thompson joined us as interim CFO. He has been a CPA for over 25 years. He is also the chief financial officer for Diasense and Petrol Rem, and a director of ViaCirq.

GLENN KEELING, 50, joined our board of directors in April 1991. Mr. Keeling currently is a full-time employee of BICO in the position of senior vice president; his primary responsibilities are to manage our ViaCirq operations. From 1976 through 1991, he was a vice president in charge of new business development at Equitable Financial Management, Inc., a regional equipment lessor. His responsibilities included initial contacts with banks and investment firms to open new lines of business referrals in connection with financing large equipment transactions. He is also president and a director of ViaCirq.

BEN JOHNSON, 57, joined BICO in 2001 as our executive vice president and the director of our Washington, DC office. Prior to joining us, he spent from 1993-2001 on the staff for the President of the United States. From 1999-2001, he was the assistant to the President and director of the President's Initiative for One America, the first freestanding White House office in history to focus on closing the opportunity gap that exists for minorities in the U.S. From 1997-1999, he was deputy assistant to the President and deputy director of public liaison. From 1993-1997, he served as special assistant to the President and associate director of public liaison, the primary liaison to the national African-American community. He also serves as an officer and director of Rapid HIV Detection Corp.

STAN COTTRELL, 58, was appointed to our board of directors in 1998. Mr. Cottrell is the chairman and founder of Cottrell Associates International, Inc., which provides international business development, brokerage, specialty marketing and promotional services. He is a former director of marketing for Inhalation Therapy Services and was employed by Boehringer Ingelheim, Ltd. as a national product manager. Mr. Cottrell is a world ultra-distance runner and the author of several books.

PAUL W. STAGG, 54, was appointed to our board of directors in 1998. Mr. Stagg is the owner of P.C. Stagg, LLC. Prior to his current position, he was the marketing manager for the Wholesale Division of First Financial Resources, Inc., where he was responsible for marketing, underwriting, sorting and coordinating various types of financing for institutional investors. Prior to his current position, he was district distributor of marketing for Ginger Mae, a division of United Companies of Baton Rouge, LA.


         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          We share common officers and directors with our subsidiaries. In addition, BICO and Diasense have entered into several intercompany agreements including a purchase agreement, a research and development agreement and a manufacturing agreement, which we describe later in this section. Our management believes that it was in our best interest to enter into those agreements and that the transactions were based upon terms as fair as those which may have been available in comparable transactions with third parties. However, we did not hire any unaffiliated third party to determine independently the fairness of those transactions. Our policy concerning related party transactions requires the approval of a majority of the disinterested directors of both the corporations involved, if applicable.

Employment Relationships

          Our board of directors approved employment agreements on November 1, 1994 for our current officers, Fred E. Cooper,
Anthony J. Feola and Glenn Keeling, and approved an employment agreement for Michael P. Thompson in August 2000.

             Fred E. Cooper, chief executive officer, executive vice president and a director, is a director of Diasense, Petrol Rem, and Rapid HIV Detection Corp. He is also the CEO of Rapid HIV Detection Corp and the president of Diasense. Mr. Cooper devotes approximately 60% of his time to BICO and 40% to Diasense. Anthony J. Feola, chief operating officer and a director, is also the secretary of Rapid HIV Detection Corp, and a director of Diasense, and Petrol Rem. Glenn Keeling is our
senior vice president and a director.   Mr. Keeling is also the
president and a director of ViaCirq.   Michael P. Thompson is our
chief financial officer. He is also the chief financial officer for Diasense and Petrol Rem, and a director of ViaCirq. Ben Johnson, executive vice president and director of our Washington, D.C. office, is also the executive vice president and a director of Rapid HIV Detection Corp.

Property

          Two of our current executive officers and/or directors and three former directors are members of the nine-member 300 Indian Springs Road Real Estate Partnership that in July 1990 purchased our real estate in Indiana, Pennsylvania. Each member of the partnership personally guaranteed the payment of lease
obligations to the bank providing the funding.   The five members
of the partnership who are also current or former officers and/or directors of BICO, David L. Purdy, Fred E. Cooper, Glenn Keeling, Jack H. Onorato and C. Terry Adkins, each received warrants on June 29, 1990 to purchase 100,000 shares of our common stock at an exercise price of $.33 per share until June 29, 1995. Those warrants still outstanding as of the original expiration date
were extended until June 29, 2003.   Mr. Purdy, who was a
director and executive officer at the time of the transaction, resigned from our board of directors on June 1, 2000, and resigned as an officer in November 2000, effective February 2001. Mr. Adkins, who was a director at the time of the transaction, resigned from our board of directors on March 30, 1992. Mr. Keeling, who was not a director at the time of the transaction,
joined our board of directors on May 3, 1991.   Mr. Onorato, who
was not a director at the time of the transaction, was a BICO
director from September 1992 until April 1994.   The property was
sold in October 2000 for $475,000, and each of the partners received $12,698, after the mortgage was paid.

           Like all our warrants, the warrants issued to the members of 300 Indian Springs Road Real Estate Partnership had exercise prices equal to or above the current quoted market price of our common stock on the date of issuance.

Warrants

     On  April  28,  1999, we granted warrants  to  purchase  our common stock at $.129 per share until April 28, 2004 in the following amounts: 4,000,000 to Fred E. Cooper, our chief executive officer and a director; 2,000,000 to Anthony J. Feola, our chief operating officer and a director; 2,000,000 to Glenn Keeling, our senior vice president and a director; 4,000,000 to David L. Purdy, our former chairman and director; 250,000 to Stan Cottrell, a director; and 250,000 to Paul Stagg, a director. The exercise price of $.129 per share was equal to the market price on April 28, 1999.

     On August 28, 2000, we granted warrants to purchase 1,000,000 shares of our common stock at $.125 per share until August 28, 2005 to Michael P. Thompson, our chief financial officer. The exercise price of $.125 per share was equal to the market price on August 28, 2000.

     On January 11, 2001, we granted warrants to purchase 500,000 shares of our common stock at $.073 per share until January 11, 2006 to Ben Johnson, our executive vice president. The exercise price of $.073 per share was equal to the market price on January 11, 2001.

     On February 1, 2001, we granted warrants to purchase 200,000 shares of our common stock at $.102 per share until February 1, 2006 to Paul Stagg, a director. The exercise price of $.102 per share was equal to the market price on February 1, 2001.

      On May 23, 2001, we granted warrants to purchase our common stock at $.0525 per share until May 23, 2006 in the following amounts: 15 million to Fred E. Cooper, our chief executive officer and a director; 10 million to Anthony J. Feola, our chief operating officer and a director; 8 million to Glenn Keeling, our senior vice president and a director; 3 million to Michael P. Thompson, our chief financial officer; 1 million to Stan
Cottrell, a director and 1 million to Paul Stagg, a director. The exercise price of $.0525 per share exceeded the market price on May 23, 2001.

      On July 30, 2001, we granted warrants to purchase 1 million shares of common stock at $.05 per share until July 30, 2006 to Ben Johnson, our executive vice president. The exercise price of $.05 per share exceeded the market price on July 30, 2001.

Loans

          In 1999, we consolidated all of Fred E. Cooper's outstanding loans from us, including accrued interest, into one loan in the amount of $777,399.80 at 8% interest. Mr. Cooper
began repaying the loans in May of 1999.   The loan balance as of
July 31, 2001 was $701,173. Our board of directors - with Mr. Cooper abstaining - approved these loans because they were for a good business purpose. The business purposes were: to provide Mr. Cooper with funds during his initial years with BICO, when he waived a salary; and to refinance loans secured by BICO stock, so the stock wouldn't have to be sold. We believe that if Mr. Cooper had been forced to sell his stock, and to disclose the sale, it would have hurt our stock price because many people view insider stock sales as a negative message. In addition, Mr. Cooper owns 30% of a corporation called B-A-Champ.com, an internet company. During 1999 and 2000, we loaned B-A-Champ.com an aggregate of $55,256 at 6% interest. In 2000, we converted that outstanding loan to common stock and invested an additional $400,000 - we now own 5,087,511 shares of stock, resulting in BICO's total ownership of 51% ownership of B-A-Champ.com. The business purpose of the loan and the conversion was that we received an equity interest in that company, which expects to generate revenues.

     In 1999, we consolidated all of Anthony J. Feola's outstanding loans from us, including accrued interest, into one loan in the amount of $259,476.82 at 8% interest. Mr. Feola began repaying the loans in May of 1999. The loan balance as of July 31, 2001 was $206,128. Our board of directors approved these loans - with Mr. Feola abstaining - because they were for a good business purpose. The business purpose was to refinance loans secured by BICO stock, so the stock wouldn't have to be sold. We believe that if Mr. Feola had been forced to sell his stock, and to disclose the sale, it would have hurt our stock price because many people view insider stock sales as a negative message.

     In 1999, we consolidated all of Glenn Keeling's outstanding loans from us, including accrued interest, into one loan in the amount of $296,358.07 at 8% interest. Mr. Keeling began repaying
the loans in May of 1999.   The loan balance as of July 31, 2001
was $223,259. Our board of directors approved these loans - with Mr. Keeling abstaining - because they were for a good business purpose. The business purpose was to refinance loans secured by BICO stock, so the stock wouldn't have to be sold. We believe that if Mr. Keeling had been forced to sell his stock, and to disclose the sale, it would have hurt our stock price because many people view insider stock sales as a negative message.

          In September 1995, we granted a loan in the amount of $250,000 to Allegheny Food Services in the form of a one-year renewable note bearing interest at prime rate as reported by the Wall Street Journal plus 1%. Interest and principal payments have been made on the note, and as of July 31, 2001, the balance was $40,351. Our board of directors approved this loan because of its business purpose - in return for granting the loan, we received an option to purchase a franchise owned by Joseph Kondisko, a former director of Diasense, who is a principal owner of Allegheny Food Services. The franchise generates revenue, which is why we made the investment - until our products begin to generate significant revenues, we investigate other ways to generate revenue to fund our operations. We have not exercised the option, which has an exercise price of $200,000, but it remains valid until 2005.

     All future loans to officers, directors and their affiliates will also be made only after board approval, and for good business purposes.

             Compare 5-Year Cumulative Total Return
                      Among BICO ("BIKO"),
                 Market Index and SIC Code Index


EDGAR Support has advised that the graph will not transmit, the following information is sufficient.


COMPANY/INDEX/MARKET                 FISCAL YEAR ENDING

                         1995    1996     1997    1998    1999    2000

BICO, INC.              100.00   26.09     5.22    1.95    1.42    1.36
SIC CODE INDEX          100.00  109.91   126.33  172.48  156.77  181.83
NASDAQ MARKET INDEX     100.00  123.03   150.02  210.43  391.28  238.17


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                         AND MANAGEMENT


     The following table sets forth the indicated information as of June 30, 2001 with respect to each person whom we know is beneficial owner of more than 5% of the outstanding common stock, each of our directors and executive officers, and all of our directors and executive officers as a group.

     As of June 30, 2001, we had 1,644,831,165 shares of our common stock outstanding. The table below shows the common stock currently owned by each person or group, including common stock underlying warrants, all of which were currently exercisable, as of June 30, 2001. The right-hand column sets forth the percentage of the total number of shares of common stock outstanding as of June 30, 2001, which would be owned by each named person or group if they exercised all of their warrants, together with common stock they currently owned. An asterisk - *
- means less than 1%. Except as otherwise indicated, each person has the sole power to vote and dispose of each of the shares listed in the columns opposite his name.


                          Amount and         Percent of Beneficial
Name and Address          Nature of          Ownership of
of Beneficial             Beneficial         Total Outstanding
Owner                     Ownership (1)      Common Stock (2)

Fred E. Cooper            21,076,200 (3)     *
2275 Swallow Hill Road
Bldg. 2500, 2nd Floor
Pittsburgh, PA 15220

Stan Cottrell              1,350,000 (4)     *
4619 Westhampton Drive
Tucker, GA 30084

Anthony J. Feola          13,404,000 (5)     *
2275 Swallow Hill Road
Bldg. 2500, 2nd Floor
Pittsburgh, PA  15220

Robert B. Johnson          1,500,000 (6)     *
1140 Connecticut Ave., NW
11th Floor
Washington, D.C. 20036

Glenn Keeling             10,738,500 (7)     *
2275 Swallow Hill Road
Building 2500, 2nd Floor
Pittsburgh, PA 15220

Paul Stagg                 1,570,000 (8)     *
168 LaLanne Road
Madisonville, LA 70447

Michael P. Thompson        4,000,000(9)      *
2275 Swallow Hill Road
Bldg. 2500, 2nd Floor
Pittsburgh, PA 15220

All directors             53,638,700(10)     3.1%
and executive
officers as a
group (7 people)

NOTE: In August 2001, the officers and directors listed above entered into agreements not to exercise the warrants set forth below until December 2001. This means that the warrants are only currently exercisable after that time.

(1) Includes ownership of all shares of common stock which each named person or group has the right to acquire, through the exercise of warrants, within sixty (60) days, together with the common stock currently owned.

(2) Represents total number of shares of common stock owned by each person, which each named person or group has the right to acquire, through the exercise of warrants within sixty (60) days, together with common stock currently owned, as a percentage of the total number of shares of common stock outstanding as of June 30, 2001. For individual computation purposes, the total number of shares of common stock outstanding as of June 30, 2001 has been increased by the number of additional shares which would be outstanding if the person or group exercised all outstanding warrants.

(3) Includes warrants to purchase the following: 300,000 shares of common stock at $.25 per share until May 1, 2003; 4,000,000 shares of common stock at $.129 per share until April 28, 2004; and 15,000,000 shares of common stock at $.0525 per share until May 23, 2006. In addition, Mr. Cooper is entitled to certain shares of common stock upon a change of control of BICO as defined in his employment agreement.

(4) Includes warrants to purchase 250,000 shares of common stock at $.129 per share until April 28, 2004; and warrants to purchase
1,000,000 shares of common stock at $.0525 until May 23, 2006.

(5) Includes warrants to purchase the following: 100,000 shares of common stock at $.25 per share until November 26, 2003; 100,000 shares of common stock at $.25 per share until May 1, 2003; 350,000 shares of common stock at $.50 per share until October 11, 2002; 2,000,000 shares of common stock at $.129 per share until April 28, 2004; and 10,000,000 shares of common stock at $.0525 per share until May 23, 2006. In addition, Mr. Feola is entitled to certain shares of common stock upon a change of control of BICO as defined in his employment agreement.

(6) Includes warrants to purchase the following: 500,000 shares of common stock at $.0730 per share until January 11, 2006; and 1,000,000 shares of common stock at $.05 per share until July 30, 2006.

(7) Includes warrants to purchase 100,000 shares of common stock at $1.48 per share until August 26, 2003; 2,000,000 shares of common stock at $.129 per share until April 28, 2004; and 8,000,000 shares of common stock at $.0525 per share until May 23, 2006. In addition, Mr. Keeling is entitled to certain shares of common stock upon a change of control of BICO as defined in his employment agreement.

(8) Includes warrants to purchase 20,000 shares of common stock at $.06 per share until April 27, 2003; 250,000 shares of common stock at $.129 per share until April 28, 2004; 200,000 shares of common stock at $.102 per share until February 1, 2006; and 1,000,000 shares of common stock at $.0525 per share until May 23, 2006.

(9) Includes warrants to purchase 1,000,000 shares of common stock at $.125 per share until August 28, 2005; and 3,000,000 shares of common stock at $.0525 per share until May 23, 2006.
In addition, Mr. Thompson is entitled to certain shares of common stock upon a change of control of BICO as defined in his employment agreement.

(10) Includes shares of common stock available under warrants to purchase an aggregate as set forth above.

                      STOCKHOLDER PROPOSALS

     All stockholder proposals to be presented at the next Annual
Meeting of the Company must be received by the Company at its principal executive offices by October 15, 2001 for inclusion in the proxy materials relating to the next Annual Meeting.

                          OTHER MATTERS

     Our management does not know of any other matters that are
to be presented for action at the meeting.   Should any other
matter come before the meeting, however, the person named in the enclosed proxy shall have discretionary authority to vote all shares represented by valid proxies with respect to such matter in accordance with his judgment.

               WHERE YOU CAN FIND MORE INFORMATION

     The securities laws require us to file reports and other
information.   All of our reports can be reviewed at the SEC's
web site, at www.sec.gov through the SEC's EDGAR database.   You
can also review and copy any report we file with the SEC at the SEC's Public Reference Room, which is located at 450 Fifth Street, N.W., Washington, D.C., or at the SEC's regional offices, including the ones located at 601 Walnut Street, Curtis Center, Suite 1005E, Philadelphia, PA 19106-3432; and 75 Park Place, New York, NY. You can also order copies for a fee from the SEC's Public Reference section, at 450 Fifth Street, N.W. Washington,
D.C. 20549.   Our stock trades on the electronic bulletin board.

     This proxy omits certain information that is contained in the other reports we filed with the SEC. Our most recent financial statements and other information regarding our operations can be found in the reports listed below, and you should review those reports along with this proxy.

           OTHER IMPORTANT DOCUMENTS YOU SHOULD REVIEW

     Our latest financial statements, as well as other important information, are contained in the following documents, all of
which are incorporated by reference to this proxy.    The SEC
allows us to disclose important information to you by referring to other documents. We are also permitted to include the following reports, which have been filed with the SEC, as well as the reports we file with the SEC in the future, as part of this proxy, without copying the reports into the proxy. This is known
as incorporation by reference.    The following documents are
incorporated by reference:

   (a)  Our Annual Report on Form 10-K for the fiscal year ended
         December 31, 2000
   (b) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001
   (c)  Our Form 8-Ks filed on the following dates:
        a.  Our Form 8-K filed August 14, 2001 for the event dated
             August 10, 2001
        b.  Our Form 8-K filed August 16, 2001 for the event dated
             August 14, 2001
        c. Our Form 8-K filed September 6, 2001 for the event dated August 31, 2001
        d. Our Form 8-K filed September 12, 2001 for the event dated September 10, 2001
        e. Our Form 8-K filed October 1, 2001 for the event dated September 27, 2001
        f.  Our Form 8-K filed October 5, 2001 for the event dated
             October 2, 2001
        g.  Our Form 8-K filed October 5, 2001 for the event dated
             October 4, 2001
        h.  Our Form 8-K filed October 11, 2001 for the event dated
             October 9, 2001
        i. Our Form 8-K filed October 15, 2001 filing copies of two contracts
        j. Our Form 8-K filed October 16, 2001 for the event dated October 16, 2001

     We will send you a copy of these documents if you ask for them. If you want to receive copies, please contact our Shareholder Relations department at: Shareholder Relations Department, BICO, Inc., 2275 Swallow Hill Road, Building 2500, 2nd Floor, Pittsburgh, PA 15220, by telephone at 412-429-0673 or by fax at 412-279-9690.

                      By Order of the Board of Directors


                      __________________________________
                      Anthony J. Feola, Secretary






PROXY CARD




BICO, INC. PROXY
2275 Swallow Hill Road                    THIS PROXY IS SOLICITED ON
Pittsburgh, PA  15220                     BEHALF OF THE BOARD OF DIRECTORS


      The undersigned, having received the notice of the special meeting of stockholders and the BICO, Inc. proxy statement,
hereby appoint(s)   Anthony J. Feola   proxy   of the undersigned
(with   full   power   of substitution) to attend the special
meeting and all adjournments thereof and there vote all of the undersigned's shares of BICO common stock that the undersigned would be entitled to vote if he, she or they personally attended the meeting, on all matters presented for a vote. To cast your vote, please check the box next to the appropriate response.

1. Approval of an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of common stock to 4,000,000,000.

                    |  | FOR   |  | AGAINST   |  | ABSTAIN


2. In his discretion upon the transaction of other business as may properly come before the special meeting.

                    |  | FOR   |  | AGAINST   |  | ABSTAIN

      The undersigned hereby revokes all previous proxies for the special meeting, acknowledges receipt of the notice of the special meeting and proxy statement furnished therewith and ratifies all that the said proxies may do by virtue hereof.

      This proxy when properly executed will be voted in the manner specified herein. If no specification is made, this proxy will be voted in favor of Item 1 and the authority provided by
Item 2 will be deemed granted.

      Please sign exactly as name appears below. Joint owners should each sign personally. If signing in any fiduciary or representative capacity, give full title as such. For shares held by a corporation, please affix corporate seal.


                                    Date:____________________________________

                                         ____________________________________
                                         Signature


                                         _____________________________________
                                         Sign, date and return this proxy
                                         Immediately in the enclosed envelope
                                         To Mellon Investor Services


   NOTE: ONLY BONA FIDE STOCKHOLDERS WILL BE ADMITTED TO THE
SPECIAL STOCKHOLDERS MEETING; PHOTO IDENTIFICATION AND PROOF OF
OWNERSHIP AS OF THE RECORD DATE WILL BE REQUIRED FOR ADMITTANCE.